SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 20, 2012

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-3525	New York	13-4922640
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

OHIO POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

1-6543	Ohio	31-4271000
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.                      Material Impairments

Reference is made to page 2 under the caption “Proposed Corporate Separation and Termination of the Interconnection Agreement” in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 for American Electric Power Company, Inc. (AEP). On October 31, 2012, AEP filed applications with the Federal Energy Regulatory Commission (FERC) proposing to terminate the Interconnection Agreement and seeking to complete the corporate separation of Ohio Power Company’s generation assets. Historically, AEP has evaluated the recoverability of the recorded generation assets of its subsidiary companies that are parties to the Interconnection Agreement as an asset group based on the interdependent nature of generation activities under the Interconnection Agreement that defines the sharing of costs and benefits associated with these generation assets.  Based on our intention to terminate the Interconnection Agreement and our FERC filing requesting approval to terminate the Interconnection Agreement, AEP has performed an evaluation of the recoverability of Ohio Power Company’s generation assets based on asset groups using unit-specific estimated future cash flows. As a result, on November 20, 2012, management concluded that AEP has a material impairment of certain of these generation assets.  Management currently estimates that this impairment will result in a pre-tax charge in the fourth quarter of 2012 in the range of $235 million to $290 million.  The impairment charge will have no impact on cash flows.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.
OHIO POWER COMPANY

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Associate General Counsel

November 20, 2012